     Immediate
     Thomas  G.  Granneman
     314/877-7730

                           RALCORP HOLDINGS ANNOUNCES
                        THIRD QUARTER FISCAL 2001 RESULTS

ST. LOUIS, MO, JULY 31, 2001 Ralcorp Holdings, Inc. (NYSE: RAH) today announced net sales for its third quarter ended June 30, 2001 of $279.4 million compared to $172.1 million for the three months ended June 30, 2000. Net earnings for the third quarter were $14.4 million compared to $12.9 million for the same quarter last year, while diluted earnings per share were $.48 compared to $.43 a year ago, an improvement of nearly 12 percent.

For the nine-month periods ended June 30, 2001 and 2000, net sales were $831.7 million and $550.2 million, respectively, an increase of $281.5 million, or 51 percent. Net earnings for the current year's first nine months were $30.8 million, or $1.03 per diluted share, compared to prior year nine-month net earnings of $31.1 million, or $1.01 per diluted share.

The comparability of the Company's results was affected by several factors. First, net sales were significantly increased through the acquisition of The Red Wing Company, Inc. in July 2000, and to a lesser extent by other business acquisitions. Second, the earnings amounts for the first nine months of fiscal 2001 include $4.2 million of pre-tax income from a merger termination fee recorded in the first quarter. Third, changes in Ralcorp's stock price resulted in mark-to-market adjustments to the Company's deferred compensation liability, yielding pre-tax expense of $.3 million and $1.7 million for the quarter and nine months ended June 30, 2001, respectively, compared to pre-tax income of $.6 million and $1.6 million for the corresponding periods last year. Finally, the Company recorded relocation expenses totaling $.2 million and $1.6 million during the third quarter and first nine months of fiscal 2001, respectively, related to the move of its Baltimore and San Jose operations to other facilities. Excluding the merger termination fee, the deferred compensation adjustments, and the relocation expenses, diluted earnings per share were $.49 and $1.01 in the quarter and nine months ended June 30, 2001, compared to $.42 and $.98 in the corresponding prior year periods.

NET SALES BY SEGMENT                    Three Months Ended     Nine Months Ended
(in millions)                                 June 30,              June 30,
-----------------------------           ------------------    ------------------
                                          2001       2000       2001       2000
                                        -------    -------    -------    -------
Ralston Foods                           $  70.6    $  66.5    $ 218.6    $ 210.3
Bremner                                    57.3       53.4      177.9      169.7
                                        -------    -------    -------    -------
  Cereals, Crackers & Cookies             127.9      119.9      396.5      380.0
  Snack Nuts & Candy                       39.3       35.5      132.5      121.5
  Dressings, Syrups, Jellies & Sauces     112.2       16.7      302.7       48.7
                                        -------    -------    -------    -------
    Total Net Sales                     $ 279.4    $ 172.1    $ 831.7    $ 550.2
                                        =======    =======    =======    =======

PROFIT BY SEGMENT                       Three Months Ended     Nine Months Ended
(in millions)                                 June 30,              June 30,
-----------------------------           ------------------    ------------------
                                          2001       2000       2001       2000
                                        -------    -------    -------    -------
  Cereals, Crackers & Cookies           $  13.1    $  11.7    $  43.4    $  42.2
  Snack Nuts & Candy                        3.4        1.1       11.3        5.6
  Dressings, Syrups, Jellies & Sauces       3.0         .8        3.5        1.7
                                        -------    -------    -------    -------
    Total Segment Profit                $  19.5    $  13.6    $  58.2    $  49.5
                                        =======    =======    =======    =======


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CEREALS,  CRACKERS  &  COOKIES
------------------------------

Third quarter net sales for the Cereals, Crackers & Cookies segment were up $8.0 million (7 percent) from last year, with the Ralston Foods cereal division and the Bremner cracker and cookie division reporting increases of $4.1 million and $3.9 million, respectively. Through nine months, the segment's sales were up $16.5 million (4 percent), as Ralston Foods and Bremner contributed increases of $8.3 million and $8.2 million, respectively.

Most of the improvements at Ralston Foods were the result of increased distribution with several key customers and sales of new products. Despite an industry decline in the overall ready-to-eat (RTE) cereal category, Ralston Foods' base store brand RTE cereal volume increased 5 percent from last year's third quarter and more than 6 percent from last year's first nine months. Average RTE prices declined slightly due to competitive pricing pressures.
Ralston Foods' hot cereal sales were up 5.5 percent and flat for the third quarter and nine months, respectively, as a favorable product mix offset slightly lower volume.

Bremner cracker volumes improved 6 percent for the third quarter but were flat year-to-date. Cookie volumes were up about 25 percent for the third quarter and 16 percent year-to-date, primarily as a result of new customer sales. Bremner benefited from incremental revenue from Cascade Cookie Company, acquired on January 28, 2000, while net sales in the pre-existing cracker and cookie businesses were flat for the nine months ended June 30, 2001.

Profit for the Cereals, Crackers & Cookies segment was up 12 percent and 3 percent for the quarter and nine-month periods. Such improvements were achieved despite reduced margins caused by competitive pricing pressures and higher energy and packaging costs. These negative effects were more than offset by lower ingredient costs, improved production efficiencies due to increased volumes, and the continued focus on aggressive cost containment. Finally, current year co-manufacturing business in both RTE and hot cereals offset effects of the December 31, 1999 termination of a large RTE cereal co-manufacturing agreement.

SNACK  NUTS  &  CANDY
---------------------

Third quarter and nine-month net sales for the Snack Nuts & Candy segment (also known as Nutcracker) increased 11 percent and 9 percent, respectively, reflecting the benefit of a full quarter of Linette candy business, as well as higher volumes and net sales from the snack nut businesses. Linette, a chocolate candy manufacturer, was acquired on May 1, 2000. The increase in snack nut sales was primarily due to volume growth with existing customers.

Third quarter and nine-month segment profit increased $2.3 million and $5.7 million, respectively, from the corresponding periods last year. This improvement was due not only to the addition of Linette, but also to efficiencies and more favorable raw material costs, primarily cashews, in the pre-existing snack nut businesses.

DRESSINGS,  SYRUPS,  JELLIES  &  SAUCES
---------------------------------------

The Company's Dressings, Syrups, Jellies & Sauces segment (also known as Carriage House) comprises the operations of Martin Gillet & Co., Inc., acquired in 1999, The Red Wing Company, Inc., acquired on July 14, 2000 and the wet products portion of The Torbitt & Castleman Company, LLC (Torbitt), acquired on January 31, 2001. As previously disclosed, the Company has undertaken a major cost reduction effort within Carriage House, including two plant closures. The closing of the Baltimore facility and the moving of production and equipment to other facilities were completed in January 2001. The Company recorded a $2.5 million pre-tax restructuring charge related to this move in the fourth quarter

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

of fiscal 2000 and additional charges totaling $1.4 million before taxes during fiscal 2001. The second plant closure, in San Jose, CA, is underway, and all related production is being transferred to other Carriage House facilities. Most of the associated costs will be recorded as an adjustment to the fair value of property acquired or a liability assumed during the purchase of Red Wing; accordingly, Ralcorp expects that these costs will not have a significant impact on the reported earnings of the Company. The closure of the Baltimore and San Jose plants are part of the ongoing effort to rationalize the segment's production capacity and improve operating efficiencies.

The segment's net sales for the quarter and nine months ended June 30, 2001 reflect significant increases from the corresponding periods last year due to the timing of the Red Wing and Torbitt acquisitions. In a comparison of actual fiscal 2001 period results to pro forma fiscal 2000 period results (including actual Red Wing results and actual Torbitt results for February through June), sales volumes for the third quarter were up 5 percent, while nine-month sales volumes were down 1 percent due to weak first quarter sales. Corresponding net sales dollars, which were negatively affected by competitive pricing pressures and product mix in the first half of the year, were up 5 percent for the quarter and down 4 percent through nine months. Although the segment benefited from savings of about $.5 million in the third quarter (over $1 million year-to-date) from the closure of the Baltimore plant, profits were hurt by competitive pricing pressures and higher manufacturing costs, particularly energy costs.

BUSINESS  SEGMENTS  -  COMBINED
-------------------------------

Interest expense increased to $3.9 million and $12.7 million for the three and nine months ended June 30, 2001, respectively, from $1.9 million and $4.3 million in the corresponding periods of the prior year. This was due to higher debt levels resulting from the fiscal 2000 and 2001 acquisitions, partially offset by lower average interest rates in this year's third quarter.

Earnings before interest, income taxes, depreciation and amortization, excluding the equity earnings from its Vail investment and the nonrecurring merger termination fee, ("Food Business EBITDA") was $79.5 million for the nine months ended June 30, 2001. This represents a 16 percent improvement over the Food Business EBITDA in the corresponding period of the prior year of $68.5 million.

Certain aspects of the Company's operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------

Ralcorp continues to hold an approximate 21.6 percent equity ownership interest in Vail Resorts, Inc. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. Vail Resorts' operations are highly seasonal, typically yielding more than the entire year's equity income during the Company's second and third fiscal quarters. For the third quarter ended June 30, 2001, this investment resulted in non-cash pre-tax earnings of $9.3 million ($6.0 million after taxes), compared to $9.8 million ($6.4 million after taxes) for last year's third quarter. Through nine months, the equity income, net of taxes, was $5.9 and $5.4 million for fiscal 2001 and 2000, respectively.

ADDITIONAL  INFORMATION
-----------------------

See the attached schedule and note for additional information on the quarter and nine-month results for both years.

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Ralcorp  produces  a  variety  of  store  brand  foods  that  are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.6 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

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

                             RALCORP HOLDINGS, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                       (in millions except per share data)

                                         Three Months Ended   Nine Months Ended
                                               June 30,            June 30,
                                          -----------------   -----------------
                                            2001      2000      2001      2000
                                          -------   -------   -------   -------
Net Sales                                 $ 279.4   $ 172.1   $ 831.7   $ 550.2
                                          -------   -------   -------   -------

Costs and Expenses
  Cost of products sold                     217.8     131.4     650.9     417.8
  Selling, general and administrative        36.1      22.9     107.8      69.5
  Advertising and promotion                   8.1       5.2      24.3      17.4
  Interest expense, net                       3.9       1.9      12.7       4.3
  Merger termination fee, net
    of related expenses*                        -         -      (4.2)        -
                                          -------   -------   -------   -------
    Total Costs and Expenses                265.9     161.4     791.5     509.0
                                          -------   -------   -------   -------
Earnings before Income Taxes
  and Equity Earnings                        13.5      10.7      40.2      41.2
Income Taxes                                  5.1       4.2      15.3      15.5
                                          -------   -------   -------   -------

Earnings before Equity Earnings               8.4       6.5      24.9      25.7
Equity in Earnings of Vail Resorts, Inc.,
  Net of Related Deferred Income Taxes        6.0       6.4       5.9       5.4
                                          -------   -------   -------   -------

Net Earnings                              $  14.4   $  12.9   $  30.8   $  31.1
                                          =======   =======   =======   =======

Earnings per Share
  Basic                                   $   .48   $   .43   $  1.03   $  1.03
  Diluted                                 $   .48   $   .43   $  1.03   $  1.01

Weighted Average Shares Outstanding
  Basic                                      29.9      29.9      29.9      30.2
  Diluted                                    30.1      30.2      30.1      30.7

Notes:

* Agribrands International, Inc. terminated a merger agreement with Ralcorp on December 1, 2000. In accordance with the agreement, Ralcorp received a payment of $5.0 as a termination fee, which was recorded in the first quarter of fiscal 2001 net of related expenses.
